Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 17, 2023 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.083661 per unit, payable on December 28, 2023, to unitholders of record on November 30, 2023. Marine’s 2022 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.083661 per unit is lower than the $0.121831 per unit distributed last quarter. This quarter, the volume of oil produced and included in this distribution increased slightly while the volume of natural gas produced decreased. The pricing realized for both oil and natural gas decreased compared to last quarter. This distribution is lower than the $0.244387 per unit distributed in the comparable quarter in 2022. As compared to the comparable quarter in 2022, the volumes of both oil and natural gas produced and included in this distribution and prices realized for both oil and natural gas have decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Jana Egeler
VP, Royalty Trust Services
Argent Trust Company, Trustee
Toll Free – 1.855.588-7839